SCHEDULE 14A INFORMATION

 Proxy StatementPursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.____)
Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive  Additional Materials

[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               PENFORD CORPORATION
               Name of the Registrant as Specified In Its Charter
 ..............................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          ......................................................................

     (2)  Aggregate number of securities to which transaction applies:
          ......................................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ......................................................................

     (4)  Proposed maximum aggregate value of transaction:
          ......................................................................

     (5)  Total fee paid:
          ......................................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount Previously Paid:
     ...........................................................................
     Form, Schedule or Registration Statement No.:
     ...........................................................................
     Filing Party:
     ...........................................................................
     Date Filed:
     ...........................................................................

                            PENFORD CORPORATION LOGO




                              Bellevue, Washington


                                December 18, 1998


Dear Shareholders:

     You are cordially invited to attend the annual meeting of shareholders of Penford Corporation to be held on Monday, January 25, 1999 at 10:30 a.m. at the Hyatt Regency Hotel, 900 Bellevue Way NE, Bellevue, Washington. (The corner of NE 8th & Bellevue Way)

     In addition to the items set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, we will report on current activities of the Company and will provide an opportunity to discuss matters of interest to you as a shareholder.

     We sincerely hope you will be able to attend our Annual Meeting. However, whether or not you plan to attend, please sign, date and promptly return the enclosed proxy to ensure that your shares are represented.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Penford Corporation.


                                       Very truly yours,


                                       /s/ Jeffrey T. Cook
                                       JEFFREY T. COOK
                                       President and Chief Executive Officer

                               PENFORD CORPORATION

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                January 25, 1999

                              ---------------------

To the Shareholders:

     The Annual Meeting of Shareholders of Penford Corporation will be held at the Hyatt Regency Hotel, 900 Bellevue Way NE, Bellevue, Washington, on Monday, January 25, 1999, at 10:30 a.m., for the following purposes:

     1.   To elect four directors;

     2. To ratify the selection of Ernst & Young LLP as independent auditors for the current fiscal year; and

     3. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on December 1, 1998 are entitled to notice of, and to vote at, the meeting.

                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       /s/ Susan M. Iverson
                                       SUSAN M. IVERSON
                                       Corporate Secretary


December 18, 1998



-------------------------------------------------------------------------------

                                    IMPORTANT

Whether or not you plan to attend the meeting, please sign, date and return promptly the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States. Promptly signing, dating and returning the proxy will save the Company the additional expense of further solicitation.

-------------------------------------------------------------------------------

                               PENFORD CORPORATION

                       777 - 108th Avenue N.E., Suite 2390
                         Bellevue, Washington 98004-5193

                              ---------------------

                                 PROXY STATEMENT

                              ---------------------


     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Penford Corporation ("Penford" or the "Company") to be voted at the 1999 Annual Meeting of Shareholders of the Company to be held at 10:30 a.m. on January 25, 1999. Shareholders who execute proxies may revoke them at any time prior to their exercise by delivering a written revocation to the Secretary of the Company, by submission of a proxy with a later date or by voting in person at the meeting. These proxy materials, together with the Company's annual report to shareholders, are being mailed to shareholders on or about December 18, 1998.

     Shareholders of record at the close of business on December 1, 1998 will be entitled to vote at the meeting on the basis of one vote for each share held. On December 1, 1998, there were outstanding 7,358,022 shares of common stock of the Company.


                         SPECIAL NOTE REGARDING SPIN-OFF


     On August 31, 1998, the previously announced spin-off of Penwest Pharmaceuticals Co. ("PPCO") was completed. The 100% tax-free distribution was the culmination of the original plan announced in October 1997 to foster the growth potential of the Company's pharmaceuticals business and, separately, its specialty paper chemicals and food ingredients businesses, which are Penford's continuing businesses.

     In connection with the plan, certain officers of Penford including Tod R. Hamachek, former President and Chief Executive Officer, and Jack V. Talley, Jr., former Vice President, resigned their positions to become officers of PPCO effective August 31, 1998, the spin-off date. Also effective August 31, 1998, Mr. Hamachek resigned from the Board of Directors of Penford. Effective September 1, 1998, former Vice President, Finance and Chief Financial Officer of Penford, Jeffrey T. Cook, was appointed President and Chief Executive Officer. Mr. Cook has been appointed to the Board and is nominated for election by Penford shareholders at the Annual Meeting.

1.   Election of Directors

     The Board of Directors, consists of eight members and is divided into three classes. Directors in each class are elected for a three-year term. This year, Messrs. William G. Parzybok, Jr. and William K. Street have been nominated to be reelected, and Messrs. Jeffrey T. Cook and John C. Hunter III have been nominated to be elected for terms that expire at the annual meeting of shareholders to be held in 2001 and 2002, respectively. Unless a shareholder indicates otherwise, each signed proxy will be voted for the election of these nominees. Also, effective the date of the Annual Meeting, Mr. Richard E. Engebrecht will retire from the Board and the Board of Directors will accept the resignation of Mr. Paul E. Freiman.

     Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that the proxies will be voted for the election of another nominee to be designated to fill any such vacancy by the Board of Directors.

     The candidates elected are those receiving the largest number of votes cast by the shares entitled to vote in the election, up to the number of directors to be elected. Shares held by persons who abstain from voting on the election and broker "non-votes" will not be counted in the election.

     Nominees for Election

     JEFFREY T. COOK, 42, was appointed to the Board of Directors on October 14, 1998 and is nominated for election at the Annual Meeting. Since 1983, Mr. Cook has held various positions within the Company, most recently as Vice President, Finance and Chief Financial Officer from 1991 until his appointment as President and Chief Executive Officer on September 1, 1998. Mr. Cook is the son-in-law of
N. Stewart Rogers.

     JOHN C. HUNTER III, 51, was nominated to the Board of Directors on October 14, 1998 pending the election by Penford shareholders at the Annual Meeting. Mr. Hunter has served as President and Chief Operating Officer of Solutia Inc. since its spin-off from Monsanto Company in 1997. Solutia Inc. is an international producer and marketer of a range of high performance chemical-based materials used by its customers to make consumer, household, automotive and industrial products. He joined Monsanto Company in 1969. Prior to becoming President and Chief Operating Officer of Solutia Inc., Mr. Hunter was President, Fibers of Monsanto Company.

     Nominees for Reelection

     WILLIAM G. PARZYBOK, JR., 56, has served as a director of the Company since August 1993. Mr. Parzybok served as Chairman of the Board and Chief Executive Officer of Fluke Corporation, a manufacturer of electronic test and measurement instruments, from 1991 to 1998. He was Vice President and General Manager of the Engineering Applications Group of Hewlett-Packard Company from 1988 to 1991. He is also a director of WRQ, Inc., SonoSite, Inc. and the Pacific Science Center.

     WILLIAM K. STREET, 68, has served as a director of the Company since 1983. Mr. Street has served as President of The Ostrom Company, growers and distributors of mushrooms, since 1965. Earlier in his career, he was General Manager of Elkhorn Ranch, Ltd. and Vice President and General Manager of Physio-Control Corporation. He serves on the Advisory Committee for the University of Washington, Tacoma.

The Board of Directors recommends a vote FOR each of the nominees as a director.

     Continuing Directors--Term Expires 2000

     PAUL H. HATFIELD, 62, has served as a director of the Company since October 1994. Mr. Hatfield served as Chairman, President and Chief Executive Officer of Petrolite Corporation from November 1995 to July 1997. He was a Vice President of the Ralston-Purina Company ("Ralston") and President and Chief Executive Officer of Ralston's wholly-owned subsidiary, Protein Technologies International, Inc., from 1988 to 1995. He is also a director of DEKALB Genetics Corporation, Solutia Inc. and Stout Industries.

     N. STEWART ROGERS, 68, has served as Penford's Chairman of the Board since 1990 and as a director since 1983. Mr. Rogers served as Senior Vice President of Univar Corporation, a distributor of industrial and agricultural chemicals, from 1989 to 1992. He is also a director of Penwest Pharmaceuticals Co., VWR Scientific Products Corporation and Royal Pakhoed, N.V. Mr. Rogers is the father-in-law of Jeffrey T. Cook.

     Continuing Directors--Term Expires 2001

     SALLY G. NARODICK, 53, has served as a director of the Company since August 1993. Ms. Narodick serves as Chief Executive Officer of Apex Learning Services, a distance learning educational software company providing advanced placement courses to high school students via the Internet. Prior to that, Ms. Narodick served as an independent educational technology consultant from April 1998 to October 1998 and as an educational technology consultant to the Consumer Division of IBM Corporation from December 1996 to March 1998. Ms. Narodick was Chairman and Chief Executive Officer of Edmark Corporation, an educational software company, from 1989 to September 1996. She is also a director of Puget Sound Energy.

         SECURITY OWNERSHIP OF CERTAIN BENEFICiaL OWNERS AND MANAGEMENT

     The following table sets forth information, as of December 1, 1998, regarding the beneficial ownership of the Company's common stock by any person known to the Company to be the beneficial owner of more than five percent of such outstanding common stock, by the directors, by the executive officers named in the Summary Compensation Table, and by the directors and executive officers as a group.



                                                                      Amount and Nature of
                                                                      Beneficial Ownership
                                                                      of Common Stock (1)         Percent of
Name (and Address for Beneficial Owners over 5%)                                                    Class
--------------------------------------------------------------       -----------------------      -----------

David L. Babson & Co., Inc.                                                  506,300                 6.88%
   One Memorial Drive
   Cambridge, MA 02142
Wellington Management Company, L.L.P.                                        500,220                 6.80%
   75 State Street
   Boston, MA 02109
Jeffrey T. Cook                                                              227,041(2)              3.09%
Richard E. Engebrecht                                                         58,340                 *
Paul E. Freiman                                                                4,885                 *
Tod R. Hamachek                                                              336,178                 4.57%
Paul H. Hatfield                                                              29,362                 *
Gregory C. Horn                                                               17,008                 *
Sally G. Narodick                                                             12,744                 *
William G. Parzybok, Jr.                                                       8,165                 *
N. Stewart Rogers                                                            168,475(3)              2.29%
Francis C. Rydzewski                                                          52,189                 *
William K. Street                                                             52,004(4)              *
Jack V. Talley, Jr.                                                            2,692                 *
All directors and executive officers as a group (14 persons)               1,110,276                 15.09%


-------------------------
*    Represents less than 1%.
(1) Unless otherwise indicated, beneficial ownership represents sole voting and investment power. Includes shares that may be acquired within 60 days through the exercise of stock options, as follows: Mr. Cook, 60,850; Mr. Rydzewski, 42,080; Mr. Horn, 15,070.
(2) Includes 73,800 shares held in irrevocable trusts for which Mr. Cook shares voting and investment power.
(3) Includes 11,538 shares held in irrevocable trusts for which Mr. Rogers has sole voting and investment power.
(4) Includes 28,128 shares owned by Mr. Street's spouse as to which Mr. Street disclaims beneficial ownership.

                    COMMITTEES OF THE BOARD AND DIRECTOR FEES

The Board of Directors has the following standing committees:

     Audit and Environmental, Health and Safety Committee -- This committee consists of Messrs. Engebrecht (Chair), Hatfield and Street and Ms. Narodick. The committee recommends to the Board the selection of the independent auditors, reviews the proposed scope of the independent audit, reviews the annual financial statements and the independent auditor's report, reviews the independent auditors' recommendations relating to accounting, internal controls and other matters, reviews internal controls and accounting procedures with management and approves policies relating to environmental, health and safety matters.

     Compensation and Benefits Committee -- This committee consists of Messrs. Parzybok (Chair), Freiman and Hatfield. The committee reviews current remuneration of the directors and the executive officers of the Company and makes recommendations to the Board regarding appropriate periodic adjustments of such amounts. The committee also makes recommendations regarding the Company's benefit plans, the bonus plan and the grants of stock options to officers and employees under the Company's stock option plan.

     Executive Committee -- This committee consists of Messrs. Rogers (Chair), Cook, Engebrecht and Freiman. The committee is authorized to exercise all powers and authority of the Board with certain exceptions.

     Nominating Committee - This committee consists of Messrs. Hatfield (Chair) and Parzybok and Ms. Narodick. The committee proposes candidates to fill any vacancies and nominees for election by the shareholders at each Annual Meeting. The Company's Restated Articles of Incorporation allow a majority of disinterested directors (generally, directors who are not affiliated with any shareholder owning 5% or more of the Company's outstanding voting stock) or persons beneficially owning 1% or more of the outstanding shares of voting stock when cumulative voting is in effect as a result of a shareholder owning 40% or more of the Company's outstanding voting stock to nominate candidates for election as a director and to have information relating to such nominees included in the Company's proxy statement. The procedures to be followed in the case of any such nomination are set forth in the Bylaws of the Company. The committee also makes recommendations for other committee appointments.

     Pension Committee - This committee consists of Ms. Narodick (Chair) and Messrs. Rogers and Street. The committee makes recommendations to the Board regarding the Company's retirement plans, directs the investment, directly or indirectly through trustees or investment managers, of the assets of such plans and reviews investment manager performance.

     The Audit and Environmental, Health and Safety Committee met one time; the Compensation and Benefits Committee met three times; the Nominating Committee met one time; neither the Executive Committee nor the Pension Committee met during fiscal year 1998; and the Board of Directors met nine times during the fiscal year ended August 31, 1998. An ad hoc Committee, consisting of Messrs. Rogers and Parzybok and Ms. Narodick, was appointed by the Board to facilitate certain transactions directly related to the spin-off. This committee met two times. All directors attended 75% or more of the aggregate number of Board meetings and meetings of committees on which they served.

     Non-employee directors were compensated during the last fiscal year as follows:


    Annual retainer for Chairman of the Board of Directors............................   $30,000
    Annual retainer as a director.....................................................     9,000
    Annual retainer as Chair of the Executive Committee...............................     4,000
    Annual retainer as Chair of all other standing committees.........................     2,000
    Fee for each meeting of the of Board of Directors attended........................     1,000
    Fee for each meeting of the Board of Directors attended when held out of state of      2,000
      director's residence...........................................................
    Fee for Chair of each standing committee for each meeting attended................     1,000
    Fee for member of each standing committee for each meeting attended...............     1,000
    Reimbursement for all reasonable expenses incurred in attending Board or committee meetings


Under a deferred compensation plan, non-employee directors may elect to defer with interest all or part of such compensation.

     Non-employee directors also receive restricted stock under the 1993 Non-Employee Restricted Stock Plan. The plan provides that every three years each non-employee director will be awarded $18,000 worth of common stock of the Company, based on the last reported sale price of the stock on the preceding trading day. A person who becomes a non-employee director after a September 1 on which an award was made will be awarded the number of shares determined by dividing the amount equal to $18,000 minus the product of $500 times the number of months since such September 1 by the last reported sale price of the stock on the trading day next preceding the award date. A non-employee director may sell or otherwise transfer one-third of the shares covered by an award on each anniversary of the date of the award. If a non-employee director ceases to be a director before the restrictions against transfer have lapsed with respect to any shares, then, except in certain circumstances, the director must forfeit such shares.

     In addition, non-employee directors receive stock options under the Stock Option Plan for Non-Employee Directors. The plan provides that on each September 1, each non-employee director will be granted an option to purchase the number of shares of the Company's common stock equal to $10,000 divided by 25% of the fair market value of a share of such stock on such date. The exercise price is 75% of the fair market value of a share of such stock on the grant date. If a non-employee director will not serve during the full fiscal year due to retirement, then a pro rata award will be made. Accordingly, on September 1, 1997, each non-employee director was granted an option to purchase 1,406 shares of common stock. Each non-employee director also may elect to receive during a fiscal year a stock option in lieu of director cash compensation for that year. Grants of these options, if so elected, occur quarterly. The number of shares subject to each option is equal to the amount of compensation (retainer, meeting and committee fees) payable to the non-employee director as of the quarterly date divided by 25% of the fair market value of a share of the Company's common stock on the grant date. The exercise price for these deferred compensation options is 75% of the fair market value of a share of such stock on the grant date. In fiscal 1998, the following non-employee directors elected to receive such options in lieu of director cash compensation: Messrs. Engebrecht, Hatfield, Rogers and Street. Unless an option granted under the plan is terminated or its exercisability is accelerated in accordance with the plan upon the occurrence of certain events (including a change of control), the option is exercisable six months after its grant date. The options terminate at the earlier of ten years after the date of grant or three years after the date the non-employee director ceases to be a member of the Board.

     The Company loaned Tod R. Hamachek, former President and Chief Executive Officer, $1.2 million in connection with his relocation to PPCO. The loan is secured by real estate and the interest charged is equal to

Penford's overnight borrowing rate. The full amount of the loan remains outstanding as of December 1, 1998 and is due in full no later than March 1, 1999.


                             EXECUTIVE COMPENSATION

     Compensation paid by the Company during fiscal years 1998, 1997 and 1996 for the Chief Executive Officer and the other four most highly compensated executive officers is set out in the following table.

                           SUMMARY COMPENSATION TABLE

                                                                                        Long Term
                                                                                       Compensation
                                                       Annual Compensation                Awards
                                              --------------------------------------- ---------------
                                                                                        Securities
                                                                       Other Annual     Underlying       All Other
                                      Fiscal   Salary       Bonus      Compensation      Options       Compensation
Name and Principal Position            Year      ($)       ($)(2)         ($)(3)            #             ($)(4)
------------------------------------  ------- ----------  ----------  --------------- ---------------  --------------
Tod R. Hamachek(1)
   President and Chief Executive       1998    340,000      89,325             0               0           20,426
   Officer.........................    1997    340,000     453,934             0          96,000           16,529
                                       1996    340,000     123,967             0               0           22,174


Jeffrey T. Cook(1)
   Vice President, Finance and         1998    211,700     113,438             0               0           11,824
   Chief Financial Officer.........    1997    155,000     129,813             0          14,500            8,148
                                       1996    152,000      37,793             0               0           10,991


Francis C. Rydzewski
   Vice President..................    1998    225,000      96,750             0               0           11,877
                                       1997    205,000     127,408             0          19,000            8,927
                                       1996    187,500      52,072             0               0            7,000

Gregory C. Horn
   Vice President..................    1998    171,250     126,000             0               0           11,826
                                       1997    160,000      66,003             0          14,500            7,992
                                       1996    160,000      15,570             0               0           10,866
Jack V. Talley, Jr. (1)
   Vice President..................    1998    207,500      56,895             0               0           10,792
                                       1997    185,000     103,896             0          19,000            8,361
                                       1996    180,000      58,183             0               0            9,785



------------------------------------


(1) Mr. Hamachek resigned as President and Chief Executive Officer on August 31, 1998 and Mr. Cook was appointed President and Chief Executive Officer on September 1, 1998. Mr. Talley resigned as Vice President on August 31, 1998.
(2) Reflects bonuses earned during the fiscal year, but paid in the next fiscal year.
(3) These amounts represent the portion of interest earned on deferred compensation above 120% of the applicable federal rate for the fiscal year.
(4) These amounts represent the Company's matching and profit sharing contributions under the Penford Corporation Savings and Stock Ownership Plan and premiums paid on behalf of the named executive officers for supplemental life and disability insurance plans.


     The Company has a stock option plan pursuant to which options to purchase common stock are granted to officers and key employees of the Company. The plan is administered by the Compensation and Benefits Committee of the Board of Directors, which determines to whom the options are granted, the number of shares subject to each option, the type of option, the vesting schedule and the exercise price. The plan and related agreements contain provisions that, in certain circumstances, may cause the date of exercise of such option to accelerate upon a change of control of the Company.

     In September 1998, subsequent to the spin-off of PPCO, Penford approved the grant of options under its stock option plan covering an aggregate of 370,000 shares of common stock to a group of executives including Mr. Cook, 125,000 shares, Mr. Rydzewski, 60,000 shares and Mr. Horn, 50,000 shares. These options have an exercise price equal to the fair market value of Penford common stock at the open of trading on the day immediately following the spin-off.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES


                                  Shares                          Number of             Value of Unexercised
                                 Acquired       Value        Unexercised Options        in-the-Money Options
                                on Exercise   Realized     at Fiscal Year-End (#)     at Fiscal Year-End ($)(1)
                                                          -------------------------- ----------------------------
Name                                (#)          ($)      Exercisable  Unexercisable Exercisable   Unexercisable
----                            ------------ ------------ -----------  ------------- ------------  -------------


Tod R. Hamachek(2)                    -0-          -0-       34,000       62,000       294,500        523,500
Jeffrey T. Cook                      500        7,313        21,875       62,125        82,313        331,688
Francis C. Rydzewski                  -0-          -0-       13,750       20,250        89,750        148,500
Jack V. Talley(2)                     -0-          -0-       12,750       56,250        68,000        341,500
Gregory C. Horn                   15,625      222,969         3,000       45,875        22,125        279,500


------------------------------


(1) Values are calculated by subtracting the exercise price from the fair market value of the stock as of the fiscal year end.
(2) Effective September 1, 1998 all outstanding Penford options held by Messrs. Hamachek and Talley were converted to PPCO options.


                               RETIREMENT BENEFITS

            Benefits Computed Without Consideration of IRS Maximums for Qualified Retirement Plans
       -----------------------------------------------------------------------------------------------
         Five-Year Average                                 Years of Service
                                  --------------------------------------------------------------------
         Compensation (1)            15                 20                25                30
       --------------------       --------           --------          --------          --------
          $200,000               $ 42,665           $ 56,887          $ 71,109          $ 85,331
           300,000                 65,165             86,887           108,609           130,331
           400,000                 87,665            116,887           146,109           175,331
           500,000                110,165            146,887           183,609           220,331
           600,000                132,665            176,887           221,109           265,331
           700,000                155,165            206,887           258,609           310,331
           800,000                177,665            236,887           296,109           355,331
           900,000                200,165            266,887           333,609           400,331

(1) Represents the highest average annual earnings during five consecutive years of service.

     The Company has a defined benefit retirement plan (the "Retirement Plan"). The table above shows the estimated annual benefits payable at retirement under the Retirement Plan to persons in the specified compensation and years of service classifications. The retirement benefits shown are based upon retirement at age 65 and the payments of a single-life annuity to the employee using current average Social Security wage base amounts and are not subject to any deduction for Social Security or other offset amounts. The Plan's formula limits years of service to 30 years. With certain exceptions, the Internal Revenue Code restricts to an aggregate amount of $125,000 (subject to cost of living adjustments) the annual pension that may be paid by an employer from a plan which is qualified under the Code. The Code also limits the covered compensation which may be used to determine benefits to $160,000. The Board of Directors has established supplemental benefits for certain highly compensated employees to whom this limit applies, or will apply in the future, so that these employees will obtain the benefit of the formula that would have applied in the absence of the limitation. The named executive officers entitled to receive supplemental benefits as of August 31, 1998 were Messrs. Hamachek, Cook, Rydzewski, Talley and Horn.

     All permanent employees not members of the collective bargaining unit are eligible to participate in the Retirement Plan. Compensation covered by the Retirement Plan includes salaries and bonuses.

     As of August 31, 1998, the approximate years of credited service (rounded to the nearest year) under the Retirement Plan of the named executive officers were: Mr. Hamachek, 15; Mr. Cook, 17; Mr. Rydzewski, 4; Mr. Talley, 5; and Mr. Horn, 5.


                   COMPENSATION AND BENEFITS COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee of Penford's Board of Directors (the "Committee") is comprised of non-employee, outside directors. The Committee is broadly charged by the Board of Directors with the following responsibilities:

     o Establishing compensation and incentive programs that are directly tied to the long-term financial performance of Penford, including a balanced combination of targets requiring the achievement of short-term operating goals and longer-term strategic objectives.

     o Encouraging meaningful levels of Penford stock ownership for key personnel.

     o Directing and monitoring the Company's benefit plans for all Penford employees.

     Following review and approval by the Committee, issues pertaining to executive compensation are submitted to the full Board of Directors for approval or ratification.

     Penford maintains the philosophy that compensation of its executive officers should be directly and materially linked to the long-term results shareholders receive.

     The executive compensation program consists of base salary, an incentive compensation program based on predetermined profit and cash flow goals as well as certain qualitative objectives and stock-based incentive programs.

     Base Salary

     The Committee uses outside consultants to identify competitive salary grades and ranges. The Committee directs the outside firm to consider similar sized companies (based on market capitalization), geographic factors, similar market-related companies, and growth profiles of other companies. These competitive standards are reviewed every twelve months and are targeted towards the 50th percentile of the companies surveyed. In addition, an executive officer's performance and potential, as well as changes in duties and responsibilities, are factors that may be considered in adjusting base salaries.

     Incentive Compensation

     This program is an annual cash payout dependent on achieving predetermined profit and cash flow goals as well as certain qualitative objectives. Penford's Board of Directors believes strongly that a balanced combination of targets requiring the achievement of short term operating goals and longer-term strategic objectives translates directly into increasing the long-term value of Penford stock. Individual incentive compensation target awards are determined by salary grade and are subject to an adjustment based on individual performance. The highest individual target payout is 55% of an individual's base salary, and the lowest individual target payout is 20%. Payouts can exceed targets when quantitative and qualitative targets are exceeded.

     Stock Based Incentive Programs

     The Board of Directors strongly encourages all executive officers of Penford to build a significant ownership position, over time, in Penford common stock. All stock options to executive officers have been granted at market price. Options under the stock-based incentive programs offered by Penford consist of five-year term incentive stock options, and five-year and ten-year term non-qualified stock options.

     The amount of stock option shares granted under any given program is calculated based on a potential long-term total return to shareholders versus the potential long-term return to the option holder for performance in increasing the value of Penford stock. Factors such as dilution of existing shareholders and existing open market stock buyback programs are taken into account.

     Supplemental Benefit Plans

     Supplemental Benefit Plans for executive officers and other key personnel include a supplemental retirement plan, deferred compensation plan, and survivor benefit life and disability plan. These plans are designed to be competitive with other plans for comparably sized companies and to attract and retain highly qualified management.

     CEO  Compensation

     Effective August 31, 1998, Mr. Hamachek resigned his position as President and Chief Executive Officer of the Company, and Mr. Jeffrey T. Cook was appointed his successor effective September 1, 1998. As discussed above, Penford's executive cash compensation program includes a base salary and a Company performance-based incentive compensation program. Mr. Hamachek and Mr. Cook participate in the same incentive program applicable to the other named executive officers. The Committee's objective is to correlate the CEO's remuneration with the performance of Penford. Both Mr. Hamachek's and Mr. Cook's entire performance related pay for fiscal years 1998, 1997 and 1996 was paid under the incentive program. Such pay is adjusted to reflect the level of target achievement for that particular fiscal year. Base salary is reviewed every twelve months for executives in an effort to maintain market competitiveness. Mr. Hamachek`s last base salary increase was in April 1997 and Mr. Cook's last base salary increase was in February 1998. In addition, Mr. Cook is a large shareholder in the Company, and to the extent his performance as President and Chief Executive Officer translates into an increase in the value of the Company's stock, all shareholders, including him, share the benefits.


                              William G. Parzybok, Jr., Chair
                              Paul E. Freiman
                              Paul H. Hatfield

                                PERFORMANCE GRAPH


     The following graph compares the Company's cumulative total shareholder return on its common stock for a five-year period (August 31, 1993 to August 31, 1998) with the cumulative total return of the Nasdaq Market Index, the Media General Group Index of Specialty Chemical Companies, and all companies traded on Nasdaq with a market capitalization of $150 - $250 million, excluding financial institutions. The graph assumes that $100 was invested on August 31, 1993 in the Company's common stock and in the stated indices. The comparison assumes that all dividends are reinvested.


                               [PERFORMANCE GRAPH]


     Company/Index/Market             1993           1994           1995          1996          1997           1998
     --------------------             ----           ----           ----          ----          ----           ----
     Penford Corporation             100.00         131.94         141.42        103.27        186.34         155.09
     MG Specialty Chemicals          100.00         111.15         114.59        115.85        138.50         114.88
     Nasdaq                          100.00         109.26         130.01        145.98        202.06         196.25
     Nasdaq Market Cap               100.00          93.86         129.52        125.46        148.87          97.90


2.   Ratification of Selection of Independent Auditors

     The Board of Directors requests that the shareholders ratify its selection of Ernst & Young LLP, Certified Public Accountants, as independent auditors for the Company for the current fiscal year. If the shareholders do not ratify the selection of Ernst & Young LLP, another firm of certified public accountants will be selected as independent auditors by the Board.

     Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as independent auditors for fiscal year 1999.


                         CHANGE-OF-CONTROL ARRANGEMENTS

     The Company has change-of-control agreements with the following executive officers as of December 1, 1998: Messrs. Jeffrey T. Cook, Francis C. Rydzewski, Gregory C. Horn and Robert G. Widmaier. Each agreement provides that the executive will receive compensation for 30 months if his employment is terminated by the Company upon a change of control for any reason other than gross misconduct, death, disability or reaching age 65, or if he terminates his employment following (i) the assignment to him of responsibilities or title materially less than his responsibilities and title prior to a change of control, (ii) the reduction in the aggregate of his salary and bonus or (iii) a material breach by the Company of the agreement, provided such termination occurs within 24 months after certain defined events which might lead to a change in control of the Company. The compensation will be paid at a rate equal to the executive's then current salary and target bonus. The compensation is subject to a minimum annual rate of not less than the executive's average compensation for the preceding three calendar years and is subject to reduction if the aggregate present value of all payments would equal or exceed three times the executive's "base amount," as defined in Section 280G of the Internal Revenue Code. The executive also will continue to have "employee" status for the 30-month period and will retain most employee benefits during this period. The amount to be paid is reduced by amounts received by the executive from other employers during the 30-month period.

     The estimated aggregate amounts presently payable in the event of a change of control (assuming each executive receives payments for the maximum 30-month period) would be: Mr. Cook, $968,750; Mr. Rydzewski, $843,750; Mr. Horn,
$612,500; and Dr. Widmaier, $511,000. This does not include the value of employee benefits that might be payable to the executive during the 30-month period. The value of these benefits cannot be calculated at this time. Continuation of these benefits would include participation in the Company's health and welfare plans and policies, continued vesting of stock options, and continuation of years of service for pension and other retirement plan benefit computation purposes.


                              SHAREHOLDER PROPOSALS

     Under Rule 14a-8(3) of the Securities and Exchange Commission, shareholder proposals intended for inclusion in next year's proxy statement must be directed to the Corporate Secretary at Penford Corporation, P.O. Box 1688, Bellevue, Washington 98009-1688, and must be received by August 26, 1999. Any shareholder proposal for next year's annual meeting submitted after August 26, 1999 will not be considered filed on a timely basis with the Company under SEC Rule 14a-4(c)(1). For proposals that are not timely filed, the company retains discretion to vote proxies it receives. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

                             SOLICITATION OF PROXIES

     The proxy card accompanying this proxy statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors and other employees of the Company, none of whom will receive any additional compensation for their services. Representatives of Corporate Investor Communications also may solicit proxies as a part of the services it provides for the Company. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile or messenger. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of soliciting proxies will be paid by the Company.

     Section 16(a) Beneficial Ownership Reporting Compliance

     The federal securities laws require the Company's directors and executive officers, and persons who own more than ten percent of the Company's common stock to file with the Securities and Exchange commission initial reports of ownership and reports of changes in ownership of any securities of the Company.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended August 31, 1998, all of the Company's directors, executive officers and greater-than-ten percent beneficial owners made all required filings.


                                  OTHER MATTERS

     The Company is not aware of any other business to be acted upon at the meeting. If other business requiring a vote of the shareholders should come before the meeting, the holders of the proxies will vote in accordance with their best judgment.


December 18, 1998




     A copy of the Company's Annual Report on Form 10-K for fiscal year 1998, containing information on operations, filed with the Securities and Exchange Commission, is accessible on the Company's website at www.penx.com or is available upon written request. Please write to: Investor Relations, Penford Corporation, Post Office Box 1688, Bellevue, Washington 98009-1688.

PROXY

                  For the Annual Meeting of the Shareholders of
                               PENFORD CORPORATION


                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                               BOARD OF DIRECTORS.

         The undersigned hereby appoints Jeffrey T. Cook and Susan M. Iverson, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on January 25, 1999 and at any adjournment thereof.

                (Continued and to be signed on the reverse side)









 ................................................................................

                              FOLD AND DETACH HERE


                                           FOR    NOT FOR                                                 FOR    AGAINST   ABSTAIN

1. Election of Directors:                  [  ]   [  ]       2. Ratification of selection of Ernst &      [ ]    [ ]       [ ]
   Jeffrey T. Cook, John C. Hunter, III,                        Young LLP as independent auditors for
   William P. Parzybok, Jr.                                     the Company.
   and William K. Street

Except vote withheld from following nominee(s)               3. In their discretion, the proxies are
listed in space at right: ------------------                    authorized to vote upon such other business
                                                                as may properly come before the meeting.

                                                                I plan to attend the meeting.       [  ]

                                                                This proxy, when properly signed
                                                                will be voted in the manner
                                                                directed herein by the undersigned
                                                                shareholder.  IF NO DIRECTION
                                                                IS MADE, THIS PROXY WILL BE
                                                                VOTED FOR THE ELECTION OF THE
                                                                NOMINEES NAMED IN PROPOSAL 1
                                                                AND FOR PROPOSAL 2.

                                                                IMPORTANT -- PLEASE SIGN AND
                                                                RETURN THIS PROXY PROMPTLY.
                                                                When shares are held by joint
                                                                tenants, both should sign.
                                                                When signing as attorney,
                                                                executor, administrator, trustee
                                                                or guardian, please give full
                                                                title as such.  If a corporation,
                                                                please sign in full corporate
                                                                name by President or other
                                                                authorized officer.  If a
                                                                partnership, please sign in
                                                                partnership name by an
                                                                authorized person.


Signature(s)-----------------------------------------------------------  Dated -------------------

 ..................................................................................................................................

                                             FOLD AND DETACH HERE